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                                                                    Exhibit 10.1

                                 GENERAL RELEASE
THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the "Agreement") is entered into by Rebecca DeLozier Clements (hereinafter referred to as "EMPLOYEE") and Avenue A, Inc. (hereinafter referred to as "THE COMPANY").

                                    RECITALS
A. EMPLOYEE has been employed by THE COMPANY and her employment relationship with THE COMPANY will be terminated effective March 31, 2002.
B. EMPLOYEE and THE COMPANY wish to enter into an agreement to clarify and resolve any disputes that may exist between them arising out of the employment relationship and its termination, and any continuing obligations of the parties to one another following the end of the employment relationship.
C. This Agreement is not and should not be construed as an admission or statement by either party that it or any other party has acted wrongfully or unlawfully. Both parties expressly deny any wrongful or unlawful action.

                                   AGREEMENTS
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

     1.   EMPLOYMENT: ENDING DATE AND RESPONSIBILITIES

EMPLOYEE's employment with THE COMPANY will terminate effective March 31, 2002.

     2.   CHARACTERIZATION OF TERMINATION
EMPLOYEE and THE COMPANY agree that for all future purposes they will characterize her termination of employment as a voluntary resignation.

     3.   SEVERANCE AND BENEFITS
On or before April 15, 2002, THE COMPANY will pay to EMPLOYEE five (5) months' salary as severance, and any accrued but unused paid time off, up to a maximum of 80 hours. All other benefits shall cease effective the date that employment terminated.

EMPLOYEE shall receive five (5) month's accelerated vesting for all of her outstanding Avenue A stock options. Specifically, the portion of the any and all grants held by EMPLOYEE immediately prior to the termination date, that is unvested shall automatically vest, immediately prior to the Termination Date, in an amount equal to the portion that would have vested in the period commencing on the Termination Date and ending on the five-month anniversary of the Termination Date, had EMPLOYEE's employment continued through the latter date.

In addition, THE COMPANY agrees to give the EMPLOYEE the laptop computer she is currently using upon her departure. The fair market value of the laptop will be reported to

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the Internal Revenue Service as income and THE COMPANY will be responsible for applicable federal taxes on a grossed up basis.

     4.   VALID CONSIDERATION
EMPLOYEE and THE COMPANY agree that payment by THE COMPANY to EMPLOYEE of the amounts described in the preceding paragraph is not required by THE COMPANY policies or procedures or by any contractual obligation of THE COMPANY, and is offered by THE COMPANY solely as consideration for this Agreement.

     5.   REAFFIRMATION OF CONFIDENTIALITY AGREEMENT
EMPLOYEE expressly reaffirms the Confidentiality Agreement that she signed as part of her employment with THE COMPANY, a copy of which is attached as Exhibit A and which shall remain in full effect. EMPLOYEE confirms that she has or will immediately upon termination turn over to THE COMPANY all files, memoranda, records, credit cards, and other documents or physical property which she received from THE COMPANY or its employees or generated himself in the course of her employment with THE COMPANY.

     6.   CONFIDENTIALITY OF SEPARATION AGREEMENT
EMPLOYEE agrees that she will keep the terms of this Agreement (including but not limited to the severance amount) completely confidential, and that she will not disclose any information concerning this Agreement or its terms to anyone other than her immediate family, legal counsel, and/or financial advisors, who will be informed of and bound by this confidentiality clause.

     7.   GENERAL RELEASE OF CLAIMS
EMPLOYEE expressly waives any claims against THE COMPANY and releases THE COMPANY (including its officers, directors, stockholders, managers, agents and representatives) from any claims that she may have in any way connected with her employment with THE COMPANY and the termination thereof. It is understood that this release includes, but is not limited to, any claims for wages, bonuses, or employment benefits, or any claims relating to the employee's purchase of stock or stock options or the employee's participation in any stock incentive plan or stock purchase plan, or damages of any kind whatsoever, arising out of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of wrongful discharge, any legal restriction on THE COMPANY's right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Washington Law Against Discrimination, or any other legal limitation on the employment relationship.
EMPLOYEE represents that she has not filed any complaints, charges or lawsuits against THE COMPANY with any governmental agency or any court, and agrees that she will not initiate, assist or encourage any such actions.
This waiver and release shall not waive or release claims where the events in dispute first arise after execution of this Agreement, nor shall it preclude EMPLOYEE from filing a lawsuit for the exclusive purpose of enforcing her rights under this Agreement.

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     8.    SEVERABILITY
The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

     9.    KNOWING AND VOLUNTARY AGREEMENT
EMPLOYEE represents and agrees that she has read this Agreement, understands its terms and the fact that it releases any claim she might have against THE COMPANY and its agents, understands that she has the right to consult counsel of choice and has either done so or knowingly waived the right to do so, and enters into this Agreement without duress or coercion from any source.

     10.   ENTIRE AGREEMENT
This Agreement sets forth the entire understanding between EMPLOYEE and THE COMPANY and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of her employment with THE COMPANY and the termination of the employment relationship. EMPLOYEE acknowledges that in executing this Agreement, she does not rely upon any representation or statement by any representative of THE COMPANY concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

Avenue A, Inc.


/s/ Jeffrey J. Miller                         /s/ Rebecca D. Clements
--------------------------------------        ----------------------------------

Title: Senior Vice President,                 Employee
       Legal and Privacy Affairs
Dated: March 8, 2002                          Dated: March 6, 2002

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